Exhibit 99.1

           The Neiman Marcus Group Reports December Revenues

   DALLAS--(BUSINESS WIRE)--Jan. 8, 2004--The Neiman Marcus Group, Inc. (NYSE:NMG.A)(NYSE:NMG.B) announced the following preliminary
Company-wide revenues:

                                       5 weeks ended

                          January 3,       January 4,
                             2004             2003          % Change
                       ---------------- ----------------- -----------

Total Revenues           $544 million     $473 million          15.0%

Comparable Revenues      $543 million     $473 million          14.8%


   For the combined nine weeks of November and December 2003, comparable revenues increased 11.4 percent for The Neiman Marcus Group, Inc.
   In the five-week December period, comparable revenues in the Specialty Retail Stores segment, which includes Neiman Marcus Stores and Bergdorf Goodman, increased 12.6 percent. Revenue growth trends were the strongest in the Company's stores in the Northeast and Southeast. Merchandise that sold well in the Specialty Retail Stores segment included women's contemporary sportswear and fine apparel, designer handbags, women's shoes, designer jewelry and men's.
   Comparable revenues at Neiman Marcus Direct in the five-week December period increased 27.0 percent. Top selling merchandise in the Direct Marketing segment included women's contemporary sportswear, women's shoes, jewelry and cosmetics.
   Based on the current sales trends, the Company anticipates its comparable store revenues for the second quarter of fiscal year 2004 to increase in the range of 10 percent to 11 percent.
   The Company's five-week reporting period is consistent with last year and reflects a 4-5-4 week second quarter.
   The Neiman Marcus Group, Inc. operations include the Specialty Retail Stores segment and the Direct Marketing segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus and Bergdorf Goodman stores. The Direct Marketing segment conducts both print catalog and online operations under the Neiman Marcus, Horchow and Chef's Catalog brand names. Information about the Company can be accessed at www.neimanmarcusgroup.com.

   This release contains forward-looking statements, including statements regarding the Company's objectives and expectations concerning, among other things, its productivity and profitability; merchandising and marketing strategies; inventory performance; store renovation and expansion plans; capital expenditures; liquidity; and development of management information systems. These forward-looking statements are made based on management's expectations and beliefs concerning future events, as well as on assumptions made by and data currently available to management. These forward-looking statements involve a number of risks and uncertainties and are not guarantees of future performance. A variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. Factors that could affect future performance include, but are not limited to: current political and economic conditions; changes in political and economic conditions that may occur in the future; terrorist activities in the United States, as well as the potential escalation in the international war on terrorism; political, social, economic or other events resulting in the short or long-term disruption in business at the Company's stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods that are, or are perceived to be, "luxuries"; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company's marketing, merchandising and promotional efforts and/or inventory liquidations by vendors or other retailers; changes in the Company's relationships with its key customer; delays in the receipt of merchandise ordered by the Company due to work stoppages and/or other causes of delay in connection with either the manufacture or shipment of such merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the financial results or reputation of the Company; changes in the Company's relationships with designers, vendors and other sources of merchandise; the financial viability of the Company's designers, vendors and other sources of merchandise; the design and implementation of new information systems as well as enhancements of existing systems; changes in foreign currency exchange rates; impact of funding requirements related to the Company's noncontributory defined benefit pension plan; changes in the Company's relationships with certain of its key sales associates; changes in key management personnel; changes in the Company's proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company's cost of operations. The Company undertakes no obligation to update or revise (publicly or otherwise) any forward-looking statements to reflect subsequent events, new information or future circumstances.

    CONTACT: The Neiman Marcus Group, Inc.
             James E. Skinner, 214-743-7625
                 or
             Stacie Shirley, 214-757-2967